Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 3 to Form S-1 of Midcoast Energy Partners, L.P. of (i) our report dated June 14, 2013 relating to the consolidated financial statements of Midcoast Operating, L.P. as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 and (ii) our report dated June 14, 2013 relating to the statement of financial position of Midcoast Energy Partners, L.P. as of May 31, 2013, all of which appear in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas

September 27, 2013